EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2005, relating to the financial statements and financial statement schedule of National Vision, Inc. appearing in and incorporated by reference in the Annual Report on Form 10-K of National Vision, Inc. for the year ended January 1, 2005.

/s/  DELOITTE & TOUCHE LLP

Atlanta, Georgia
April 6, 2005